THE PEP BOYS - MANNY, MOE & JACK

September 25, 2014

Mr. John T. Sweetwood
c/o The Pep Boys - Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

Re: Interim CEO Appointment

Dear John:

On behalf of the Board of Directors (the "Board") of The Pep Boys - Manny, Moe & Jack (the "Company"), I am pleased to confirm your appointment as the Chief Executive Officer of the Company, effective from September 25, 2014, serving on an interim basis until a successor is appointed or such time as the Board may determine. As you will not be considered an independent member of the Board during your service as interim Chief Executive Officer, the Company accepts your resignation from the Audit Committee and the Nominating & Governance Committee of the Board. Following, the conclusion of your service as interim Chief Execuitive Officer, subject to the independence rules of the SEC and NYSE, you will be reconsidered for committee position.

During the term of your service as Chief Executive Officer, you shall receive a base salary at the rate of $70,000 per month, payable in regular installments in accordance with the Company's payroll practices in effect from time to time. As an employee of the Company, you shall be eligible to participate in the Company's employee benefit plans subject to and in accordance with the terms and conditions of the plans. You will not be entitled to director fees or director equity awards, however, during your service as a management member of the Board.

During your term of service as Chief Executive Officer, you shall also be entitled to reimbursement of your reasonable, out-of-pocket costs for temporary housing in Philadelphia, use of an automobile and periodic air travel to and from your home in Atlanta, subject to a monthly limit established by the Board. Any additional compensation or benefits, including any cash or equity incentive compensation, with respect to your service as interim Chief Executive Officer, shall be determined by the Board or the Compensation Committee of the Board, as applicable, in their sole discretion.

If you are in agreement with the foregoing, please sign and date this letter in the space provided below.

Sincerely,

/s/ Robert H. Hotz
Chairman of the Board

ACCEPTED AND AGREED:

/s/ John T. Sweetwood

Date: September 25, 2014